Exhibit 99.1

Lawson Software Reports First Quarter 2011 Financial Results

  Total revenues increase 3 percent
  GAAP EPS of $0.06; non-GAAP EPS of $0.11
  Guidance for Q2 fiscal 2011: GAAP EPS of $0.04 - $0.05; Non-GAAP EPS of $0.11 - $0.12

ST. PAUL, Minn.--(BUSINESS WIRE)--September 30, 2010--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its first quarter of fiscal year 2011, which ended Aug. 31, 2010. As reported under generally accepted accounting principles (GAAP), revenues were $174.7 million with GAAP net income of $9.6 million, or diluted earnings per share (EPS) of $0.06. These results compare to first quarter of fiscal year 2010 GAAP revenues of $169 million with GAAP net income of $6 million, or EPS of $0.04. Currency exchange rate fluctuations had a positive impact of approximately $0.01 on the reported first quarter 2011 net earnings per diluted share.

Non-GAAP net income for the first quarter of fiscal 2011 increased 17 percent to $18 million, or $0.11 per diluted share, compared to $15.4 million, or $0.09 per diluted share in the first quarter of fiscal year 2010. First quarter non-GAAP net income and EPS includes the addition of $1.9 million of revenues impacted by purchase accounting adjustments and excludes $11.8 million of amortization of acquired intangibles, non-cash stock-based compensation, non-cash convertible note interest, and amortization of purchased maintenance contracts partly, offset by a gain related to modifications of a Norwegian pension plan benefit and restructuring adjustments. Non-GAAP net income and EPS include a provision for income taxes based upon a rate of 35 percent in fiscal 2011, which is applied consistently throughout the year. Currency exchange rate fluctuations had a positive impact of approximately $0.01 on the first quarter 2011 non-GAAP net earnings per diluted share.

“Strong Q1 performance gives us a good start to our fiscal year,” said Harry Debes, president and chief executive officer. “Total non-GAAP revenues grew nearly 5 percent. We also achieved non-GAAP operating margin of approximately 17 percent and non-GAAP EPS of 11 cents, both increasing over last year. Our results provide further proof that executing our strategy to grow our business in our strategic markets will continue to drive improvement in our profitability.”

Financial Guidance
For the second quarter of fiscal 2011, which ends Nov. 30, 2010, the company is providing guidance using average currency exchange rates during September 2010. The company estimates total revenues of $184 million to $189 million. Non-GAAP total revenues are expected to be in the range of $185 million to $190 million, including approximately $1 million of revenues impacted by purchase accounting adjustments. The company anticipates GAAP fully diluted earnings per share will be in the range of $0.04 to $0.05. Non-GAAP fully diluted earnings per share are forecasted to be in the range of $0.11 to $0.12, including the revenues impacted by purchase accounting and excluding approximately $14 million of pre-tax expenses related to the amortization of acquired intangible assets, non-cash stock-based compensation, incremental non-cash convertible note interest, and amortization of purchased maintenance contracts. The non-GAAP effective tax rate for the fiscal 2011 is estimated at 35 percent, which the company expects to apply consistently throughout the fiscal year.

Conference Call, Webcast and Key Metrics
The company will host a conference call and webcast to discuss its first quarter results and future outlook at 5 p.m. EDT (4 p.m. CDT) Sept 30, 2010. Interested parties may also listen to the call by dialing 1-888-810-4935 (or 1-312-470-0073) and using the passcode "LWSN." Interested parties should access the webcast at www.lawson.com/investor or dial into the conference call approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the webcast and conference call concludes and will remain available for one week. To access the replay, dial 1- 800-756-0041 or 1-203-369-3000 for international callers. The webcast will also remain on www.lawson.com/investor for approximately one week. Additional key business metrics are also available at the Lawson Investor Relations web page.

About Lawson Software
Lawson Software is a global provider of enterprise software. We provide business application software, maintenance and consulting to customers primarily in specific services, trade and manufacturing/distribution industries. We specialize in and target specific industries including healthcare, services, public sector, equipment service management & rental, manufacturing & distribution and consumer products industries. Our software solutions include Enterprise Financial Management, Human Capital Management, Business Intelligence, Asset Management, Enterprise Performance Management, Supply Chain Management, Service Management, Manufacturing Operations, Business Project Management and industry-tailored applications. Our applications help automate and integrate critical business processes, which enable our customers to collaborate with their partners, suppliers and employees, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com. For Lawson’s listing on the First North exchange in Sweden, Remium AB is acting as the Certified Adviser.

Forward-Looking Statements
This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; the impact of foreign currency exchange rate fluctuations; continuation of the global recession and credit crisis; Lawson’s ability to integrate the Healthvision acquisition successfully; changes in conditions in the company's targeted industries; the outcome of pending litigation and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, Lawson Software reports non-GAAP financial results including non-GAAP revenues, operating income, operating margin, net income and diluted net income per share. We believe these non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable U.S. GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:
Purchase accounting impact on revenue - Lawson's non-GAAP financial results include pro forma adjustments to increase maintenance and consulting revenues that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by U.S. GAAP. Certain deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from U.S. GAAP results as part of the purchase accounting for the acquisition. As a result, our U.S. GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the non-GAAP revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Stock-based compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock options, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans that we use to manage our business. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Acquisition transaction and integration costs – We have incurred various transaction and integration costs related to our acquisitions. The costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and are charged to our U.S. GAAP results of operations in the periods incurred. Beginning in fiscal 2010, acquisition related transaction costs have also been charged to our U.S. GAAP results of operations. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. We believe the exclusion of the non-recurring acquisition related transaction and integration costs provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Pension gain - We have implemented certain modifications to our pension plan in Norway. These modifications resulted in a curtailment of benefits under the plan and resulted in our recording a gain related to the change in all active participants’ projected benefit obligations resulting from the curtailment. In addition, these modifications led to a settlement of active participants’ projected benefit obligations and resulted in our recording an additional gain related to the pension settlement. We do not consider these gains in our assessment of our operating performance. We believe that the exclusion of the non-recurring pension gains provide investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe the exclusion of the restructuring charges provides investors a useful alternative view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization of acquired intangibles – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such expenses when analyzing the results of our operations including those of acquired entities. We believe the exclusion of the amortization expense of acquired intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related non-GAAP adjustments.

Non-cash interest expense related to convertible debt - We have excluded the incremental non-cash interest expense related to our $240.0 million 2.5% senior convertible notes that we are required to recognize under U.S. GAAP for convertible debt securities from our non-GAAP results of operations for all periods presented. This accounting guidance requires us to recognize significant additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature. We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes. The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method. These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe the exclusion of the non-cash interest charges provides a useful alternative for investors to evaluate the cost structure of our operations in a manner consistent with our internal evaluation of our cost structure.

Non-GAAP tax provision adjustments - The non-GAAP tax provision adjustments are due to the increase in non-GAAP taxable income as compared to U.S. GAAP taxable income resulting from the non-GAAP reconciling items detailed in the following table and the jurisdictional mix of non-GAAP and U.S. GAAP taxable income. The non-GAAP tax provision adjustments are made to reflect the annual global effective non-GAAP tax rate for each period.

LAWSON SOFTWARE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
			% Increase	% Increase
	Three Months Ended		(Decrease)	(Decrease) at
	August 31, 2010	August 31, 2009	as reported	constant currency
Revenues:
License fees	$24,508	$25,935	(6%)	(4%)
Maintenance services	94,650	85,430	11%	9%
Software revenues	119,158	111,365	7%	6%
Consulting revenue	55,502	57,627	(4%)	(2%)
Total revenues	174,660	168,992	3%	4%

Costs of revenues:
Cost of license fees	5,874	4,927	19%	20%
Cost of maintenance	17,019	15,559	9%	11%
Cost of Software revenues	22,893	20,486	12%	13%
Cost of consulting	51,747	51,835	(0%)	2%
Total costs of revenues	74,640	72,321	3%	5%

Gross profit	100,020	96,671	3%	3%
Gross margin	57.3%	57.2%

Operating expenses:
Research & development	21,316	20,618	3%	3%
Sales & marketing	37,726	35,877	5%	7%
General & administrative	21,464	19,657	9%	10%
Restructuring	(935)	75	NA	NA
Amortization of acquired intangibles	2,706	1,880	44%	51%
Total operating expenses	82,277	78,107	5%	7%

Operating income	17,743	18,564	(4%)	(13%)
Operating margin	10.2%	11.0%

Other income (expense):
Interest income	342	318	8%	9%
Interest expense	(4,113)	(4,042)	2%	2%
Other income (expense)	(50)	(98)	(49%)	(40%)
Total other income (expense)	(3,821)	(3,822)	(0%)	1%

Income before income taxes	13,922	14,742	(6%)	(16%)
Provision for income taxes	4,286	8,765	(51%)	(50%)
Net income	$9,636	$5,977	61%	21%

Net income per share:
Basic	$0.06	$0.04	60%	20%
Diluted	$0.06	$0.04	58%	19%

Shares used in computing net income per share:
Basic	162,596	161,112	1%
Diluted	167,178	163,921	2%

We disclose the percent change in the results from one period to another using constant currency to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

LAWSON SOFTWARE, INC
CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)
(unaudited)
	August 31, 2010	May 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$333,106	$375,917
Restricted cash - current	1,041	654
Trade accounts receivable, net	102,119	117,976
Income taxes receivable	9,308	4,664
Deferred income taxes - current	18,995	18,957
Prepaid expenses and other current assets	45,163	51,945
Total current assets	509,732	570,113

Restricted cash - non-current	10,115	10,070
Property and equipment, net	54,978	54,671
Goodwill	545,400	525,576
Other intangibles assets, net	153,063	159,665
Deferred income taxes - non-current	36,913	38,144
Other assets	14,576	13,805
Total assets	$1,324,777	$1,372,044

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt - current	$2,683	$2,646
Accounts payable	5,580	12,085
Accrued compensation and benefits	58,978	76,102
Income taxes payable	2,815	2,271
Deferred income taxes - current	6,040	5,605
Deferred revenue - current	263,671	319,797
Other current liabilities	33,855	36,573
Total current liabilities	373,622	455,079

Long-term debt - non-current	226,045	224,143
Deferred income taxes - non-current	42,672	42,834
Deferred revenue - non-current	9,382	8,363
Other long-term liabilities	15,532	16,456
Total liabilities	667,253	746,875

Stockholders’ equity:
Common stock	2,031	2,029
Additional paid-in capital	884,056	887,349
Treasury stock, at cost	(322,348)	(326,925)
Retained earnings	63,378	53,742
Accumulated other comprehensive income	30,407	8,974
Total stockholders’ equity	657,524	625,169
Total liabilities and stockholders’ equity	$1,324,777	$1,372,044

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended
	August 31, 2010	August 31, 2009

Cash flows from operating activities:
Net income	$9,636	$5,977
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,844	10,042
Amortization of debt issuance costs	260	260
Amortization of debt discount	2,265	2,122
Deferred income taxes	1,728	3,232
Provision for doubtful accounts	(13)	641
Warranty provision	821	1,002
Net loss on disposal of assets	9	10
Excess tax benefits from stock transactions	(1,118)	(168)
Stock- based compensation expense	4,942	2,567
Changes in operating assets and liabilities (net of acquisitions):
Trade accounts receivable	16,839	32,399
Prepaid expenses and other assets	8,327	11,921
Accounts payable	(6,615)	(5,884)
Accrued expenses and other liabilities	(27,684)	(35,933)
Income taxes payable/receivable	(4,382)	(11,520)
Deferred revenue	(57,203)	(37,210)
Net cash used in operating activities	(38,344)	(20,542)

Cash flows from investing activities:
Change in restricted cash	(391)	(277)
Purchases of marketable securities and investments	(3,006)	-
Purchases of property and equipment	(6,000)	(4,358)
Net cash used in by investing activities	(9,397)	(4,635)

Cash flows from financing activities:
Principal payments on long-term debt	(345)	(467)
Payments on capital lease obligations	(325)	(575)
Cash proceeds from exercise of stock options	580	1,197
Excess tax benefit from stock transactions	1,118	168
Cash proceeds from employee stock purchase plan	614	550
Repurchase of common stock	(1,730)	(1,284)
Net cash used in by financing activities	(88)	(411)

Effect of exchange rate changes on cash and cash equivalents	5,018	2,075

Decrease in cash and cash equivalents	(42,811)	(23,513)
Cash and cash equivalents at beginning of period	375,917	414,815
Cash and cash equivalents at end of period	$333,106	$391,302

LAWSON SOFTWARE, INC.
RECONCILIATIONS OF SELECTED GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)
Reconciliation of GAAP revenues, operating income, operating margin and net income to equivalent Non-GAAP measures
		Three Months Ended
		August 31, 2010	August 31, 2009
GAAP revenue		$174,660	$168,992
Non-GAAP revenue adjustments:
Purchase accounting impact on maintenance revenues		1,429	-
Purchase accounting impact on services revenues		520	-
Non-GAAP revenue adjustments		1,949	-
Non-GAAP revenue		$176,609	$168,992

GAAP operating income		$17,743	$18,564
GAAP operating margin		10.2%	11.0%
Non-GAAP revenue adjustments		1,949	-
Non-GAAP costs/operating expense adjustments:
Amortization of purchased maintenance contracts		395	567
Stock-based compensation		4,949	2,568
Pension gain		(1,912)	-
Restructuring		(935)	75
Amortization of acquired intangibles		7,064	4,380
Total Non-GAAP costs/operating expense adjustments		9,561	7,590
Non-GAAP operating income		$29,253	$26,154
Non-GAAP operating margin		16.6%	15.5%

GAAP net income		$9,636	$5,977
Non-GAAP revenue adjustments		1,949	-
Non-GAAP costs/operating expense adjustments		9,561	7,590
Non-cash interest expense related to convertible debt		2,265	2,122
Tax provision adjustment	(1)	(5,408)	(283)
Non-GAAP net income		$18,003	$15,406

Reconciliation of GAAP net income per diluted share to Non-GAAP net income per diluted share
		Three Months Ended
		August 31, 2010	August 31, 2009
GAAP net income per diluted share		$0.06	$0.04
Purchase accounting impact on revenue		0.01	-
Amortization of purchased maintenance contracts		0.00	0.00
Stock-based compensation		0.03	0.02
Pension gain		(0.01)	-
Restructuring		(0.01)	0.00
Amortization of acquired intangibles		0.04	0.03
Non-cash interest expense related to convertible debt		0.01	0.01
Tax provision adjustment		(0.03)	(0.00)
Non-GAAP net income per diluted share	(2)	$0.11	$0.09

Weighted average shares - basic		162,596	161,112
Weighted average shares - diluted		167,178	163,921

(1) Non-GAAP tax provision is calculated by excluding the non-GAAP adjustments on a jurisdictional basis.
(2) Net income per share columns may not total due to rounding.

LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in thousands)
(unaudited)
		Three Months Ended
		August 31, 2010	August 31, 2009
Revenue items
Purchase accounting impact on maintenance revenues		$1,429	$-
Purchase accounting impact on consulting revenues		520	-
Total revenue items		1,949	-

Cost of license items
Amortization of acquired intangibles		(4,358)	(2,500)
Total cost of license items		(4,358)	(2,500)

Cost of maintenance items
Amortization of purchased maintenance contracts		(395)	(567)
Stock-based compensation		(372)	(141)
Total cost of maintenance items		(767)	(708)

Cost of consulting items
Stock-based compensation		(830)	(423)
Total cost of consulting items		(830)	(423)

Research and development items
Stock-based compensation		(555)	(130)
Total research and development items		(555)	(130)

Sales and marketing items
Stock-based compensation		(1,267)	(822)
Total sales and marketing items		(1,267)	(822)

General and administrative items
Pension gain		1,912	-
Stock-based compensation		(1,925)	(1,052)
Total general and administrative items		(13)	(1,052)

Restructuring		935	(75)

Amortization of acquired intangibles		(2,706)	(1,880)

Non-cash interest expense related to convertible debt		(2,265)	(2,122)

Tax provision adjustment	(1)	5,408	283

Total non-GAAP Adjustments		$8,367	$9,429

(1) Based on a projected annual global effective tax rate analysis, the non-GAAP tax provision for fiscal 2011 was calculated to be 35%. The non-GAAP tax provision is calculated excluding the non-GAAP adjustments on a jurisdictional basis.

CONTACT:
Lawson Software, Inc.
Media:
Joe Thornton, 651-767-6154
joe.thornton@us.lawson.com
or
Investors and Analysts:
Barbara Doyle, 651-767-4385
investor@lawson.com
or
Investors and Analysts:
Heather Pribyl, 651-767-4659
investor@lawson.com